Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-223062 on Form S-3 and Registration Statement Nos. 333-217720 and 333-188409 on Form S-8, of our reports dated February 13, 2019, relating to the consolidated financial statements and financial statement schedule of Columbia Property Trust, Inc. and subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 13, 2019